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                                                                     EXHIBIT 5.1

                            SCHULTE ROTH & ZABEL LLP
                                900 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 756-2000


September 17, 1998

Universal Compression Holdings, Inc.
4430 Brittmoore Road
Houston, Texas 77041
Attention: Ernie Danner

Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form S-4, File
No. 333-48283 (the "Registration Statement"), filed with the Securities and Exchange Commission in connection with the offer (the "Exchange Offer") by Universal Compression Holdings, Inc. (the "Company") of 11 3/8% Senior Discount Notes due 2009 (the "Exchange Notes") of the Company in exchange for all outstanding 11 3/8% Senior Discount Notes due 2009 (the "Original Notes") of the Company. We have acted as special counsel to the Company in connection with the Exchange Offer.

     In connection with the opinion set forth below, we have examined originals, telecopies or copies, certified or otherwise identified to our satisfaction, of such records of the Company and all such agreements, certificates of public officials and certificates of officers of the Company and others, and such documents, certificates and corporate and other records, as we have deemed necessary or appropriate as a basis for the opinion set forth below.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have also assumed, in our examination of documents executed by the Company, that each of the other parties thereto is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has the power, corporate or other, to execute and deliver such documents and to perform such party's obligations thereunder, that each such document has been duly authorized, executed and delivered by such party, and that each such document constitutes the legal, valid and binding obligation of each such party, enforceable against such party in accordance with its terms.

     We are attorneys admitted to practice in the State of New York, and the opinion set forth below is limited to the laws the State of New York.

     Based on the foregoing, and having such regard for such legal considerations as we deem relevant, we are of the opinion that, upon the issuance of the Exchange Notes in the manner referred to in the Registration Statement, and when the Exchange Notes are duly executed, authenticated and delivered in exchange for the Original Notes in accordance with the Exchange Offer, the Exchange Notes will be legally issued and will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws now or hereafter in effect affecting creditors' rights generally and general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

     We have prepared the discussion contained under the heading "Material United States Federal Income Tax Considerations" in the Prospectus (the "Prospectus") forming a part of the Registration Statement. We confirm that such discussion represents our opinion regarding the material U.S. federal income tax considerations applicable generally to the holders of the Original Notes that exchange Original Notes for Exchange Notes and to such holders' acquisition, ownership and disposition of the Exchange Notes.

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     We hereby consent to the filing of this opinion as an Exhibit to the
Registration Statement and to the reference to this firm under the headings "Material United States Federal Income Tax Considerations" and "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. We have no obligation to modify, amend or update the opinion set forth herein for any reason.

                                          Very truly yours,

                                          /s/ SCHULTE ROTH & ZABEL LLP